EXHIBIT 5.1

[PFIZER LETTERHEAD]

October 30, 2009

Pfizer Inc.
235 East 42nd Street
New York, New York 10017

Ladies and Gentlemen:

I have acted as counsel to Pfizer Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Consent Solicitation/Prospectus Supplement, dated October 16, 2009 (the “Prospectus Supplement”), to the Prospectus, dated March 30, 2007 (the “Prospectus”), relating to the issuance by Pfizer of an unconditional and irrevocable guarantee, dated October 30, 2009 (the “Pfizer Guarantee”) of the prompt payment, when due, of any amount owed to the holders of the debt securities (the “Securities”) of Wyeth, a Delaware corporation (“Wyeth”), issued under the indenture, dated April 10, 1992, by and among Wyeth, as successor to American Home Products Corporation, and The Bank of New York Mellon, as successor to Manufacturers Hanover Trust Company, as trustee (the “Trustee”), as amended (the “Indenture”), and any other amounts due pursuant to the Indenture.  The Prospectus is included in the Registration Statement on Form S-3 (Registration No. 333-141729) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 30, 2007 (being hereinafter called the “Registration Statement”).

In rendering the opinions set forth below, I have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus and Prospectus Supplement constituting a part thereof, (b) the Indenture, (c) the form of Pfizer Guarantee incorporated by reference as Annex B to the Prospectus Supplement and (d) originals, copies or specimens, certified or otherwise identified to my satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as I have deemed appropriate as a basis for the opinions expressed below.  In such examination I have assumed the genuineness of all signatures (other than those of the Company and Wyeth), the authenticity of all documents, agreements and instruments submitted to me as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to me as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to me as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments I reviewed.  I have also assumed (other than with respect to the Company and Wyeth) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties.  In addition, I have assumed that the Pfizer Guarantee will be executed and delivered in substantially the form in which it is filed as an Annex to the Prospectus Supplement.

Based upon and subject to the qualifications set forth herein, I am of the opinion that the Pfizer Guarantee has been duly authorized and executed by the Company and, when the Pfizer Guarantee has been delivered by the Company in the manner contemplated in the Prospectus and the Prospectus Supplement, the Pfizer Guarantee will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be validly issued and outstanding.

I am a member of the bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the State of New York, the State of Delaware and the federal laws of the United States.  To the extent that my opinion expresses conclusions as to matters of Delaware law, it is limited to matters arising under the Delaware General Corporation Law (Title 8 of the Delaware Code).

I am furnishing this opinion letter to you solely for your benefit in connection with the transactions referred to herein.  This opinion letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any person or entity or for any other purpose without my prior written consent.  I undertake no obligation to update this opinion to reflect any change of circumstances as might affect it at a later time.  It is also expressly understood, and by your acceptance hereof you acknowledge, that you will look solely to the Company and its assets with respect to any claims under this opinion.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to me in the Prospectus Supplement constituting a part of the Registration Statement under the caption “Legal Matters,” without admitting that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Gene A. Capello
Name:	Gene A. Capello
Title:	Assistant General Counsel and Assistant Secretary